Exhibit 10.3

Execution Version

EMPLOYEE MATTERS AGREEMENT

by and between

Select Medical Corporation

and

Concentra Group Holdings Parent, Inc.

Dated as of July 26, 2024

TABLE OF CONTENTS

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TABLE OF CONTENTS
(continued)

ii

EMPLOYEE MATTERS AGREEMENT, dated as of July 26, 2024, by and between Select Medical Corporation, a Delaware corporation (“Select”), and Concentra Group Holdings Parent, Inc., a Delaware corporation (“Concentra” and, each of Select and Concentra, a “Party” and together, the “Parties”).

R E C I T A L S

WHEREAS, pursuant to the Separation Agreement, the Parties have effected or agreed to effect the Initial Public Offering;

WHEREAS, following the Initial Public Offering, pursuant to the Separation Agreement, Select intends to effect the Distribution; and

WHEREAS, the Parties wish to set forth their agreement as to certain matters regarding employment, compensation, employee benefits and arrangements with certain non-employee service providers.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

Definitions

Section 1.01.            Definitions. For purposes of this Agreement, the following terms shall have the following meanings. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Separation Agreement, unless otherwise indicated.

“Agreement” means this Employee Matters Agreement.

“Benefit Plan” means any plan, program, policy, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, performance unit, deferred stock unit or other equity or equity-based compensation, severance pay, retention, change in control, salary continuation, life insurance, death benefit, health, hospitalization, workers compensation, welfare benefit, perquisite, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) sponsored or maintained by such entity or to which such entity is a party.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Concentra Benefit Plan” means any Benefit Plan (a) that is sponsored, maintained or contributed to by, or required to be sponsored, maintained or contributed to by, any member of the Concentra Group, in each case, excluding any Benefit Plan that is sponsored or maintained by a member of the Select Group or (b) that is an Individual Agreement to which a member of the Concentra Group is a party.

“Concentra Employee” means (a) each individual who was employed by a member of the Concentra Group as of immediately prior to the Separation Date, including any such individual who was not actively at work at such time due to an approved leave of absence (including medical leave, military leave, workers compensation leave and short-term and long-term disability) or vacation and (b) each individual who commenced or commences employment with a member of the Concentra Group any time on or following the Separation Date; provided, that where the context requires, “Concentra Employee” shall include any individual who, on or after the Separation Date, met the criteria in clause (a) or (b) but has since terminated employment with the Concentra Group.

“Concentra Employee Liabilities” means all actual or potential Liabilities, including Liabilities in connection with providing compensation and benefits to any individuals, that arise (a) before, on or after the Separation Date with respect to (i) the employment of any Select Employee, Concentra Employee or Former Employee to the extent arising in connection with, or as a result of the performance of services with respect to, the Concentra Business (including, for the avoidance of doubt, claims by Select Employees incurred while performing work for, or on behalf of, the Concentra Business) or (ii) the termination of employment of any Former Employee if such Former Employee was primarily providing services to the Concentra Business as of the date of such termination of employment, in each case, excluding any Liabilities that are covered under clause (b) of the definition of Select Employee Liabilities or (b) under any Concentra Benefit Plan.

“Concentra Employee on Leave” means each employee of either the Select Group or the Concentra Group who, as of immediately prior to the applicable leave of absence, was primarily providing services to the Concentra Business or was otherwise essential to the operation of the Concentra Business, and who is on a leave of absence immediately prior to the Distribution Date and is not expected to return from such leave prior to the second anniversary of the Distribution Date.

“Employment Taxes” means all fees, taxes, social insurance payments or similar contributions to a fund of a Governmental Authority with respect to wages or other compensation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Former Employee” means each individual who, as of the Separation Date, is a former employee of a member of the Select Group or a member of the Concentra Group, but excluding any Select Employee or Concentra Employee.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“Individual Agreement” means a Benefit Plan that is an individual employment contract or other similar agreement between, on the one hand, any member of the Select Group or any member of the Concentra Group and, on the other hand, any Select Employee, Concentra Employee or Former Employee.

“Select 401(k) Plan” means the Select Medical Corporation 401(k) Plan.

“Select Benefit Plan” means any Benefit Plan (a) that is sponsored, maintained or contributed to by, or required to be sponsored, maintained or contributed to by, any member of the Select Group, in each case, excluding any Benefit Plan that is sponsored or maintained by a member of the Concentra Group or (b) that is an Individual Agreement to which a member of the Select Group is a party.

“Select Employee” means (a) each individual who was employed by a member of the Select Group as of immediately prior to the Separation Date, including any such individual who was not actively at work at such time due to an approved leave of absence (including medical leave, military leave, workers compensation leave and short-term and long-term disability) or vacation and (b) each individual who commenced or commences employment with a member of the Select Group any time on or after the Separation Date; provided, that, where the context requires, “Select Employee” shall include any individual who, on or after the Separation Date, met the criteria in clause (a) or (b) but has since terminated employment with the Select Group.

“Select Employee Liabilities” means all actual or potential Liabilities, including Liabilities in connection with providing compensation and benefits to any individuals, that arise (a) before, on or after the Separation Date with respect to (i) the employment of any Select Employee, Concentra Employee or Former Employee to the extent arising in connection with, or as a result of the performance of services with respect to, the Select Business or (ii) the termination of employment of any Former Employee if such Former Employee was primarily providing services to the Select Business as of the date of such termination of employment, in each case, excluding any Liabilities that are covered under clause (b) of the definition of Concentra Employee Liabilities or (b) under any Select Benefit Plan as a result of the failure of the Select Group to operate such Select Benefit Plan in accordance with its terms or the requirements of applicable Law.

“Select Equity Plan” means the Select Medical Holdings Corporation 2020 Equity Incentive Plan, as amended and restated from time to time.

“Select Restricted Stock Award” means an award of restricted stock granted under the Select Equity Plan and outstanding as of immediately prior to the Separation.

“Select Welfare Plan” means a Welfare Plan that is a Select Benefit Plan.

“Select Workers Compensation Plan” means any workers compensation plan that is a Select Benefit Plan.

“Separation Agreement” means the Separation Agreement dated as of the date hereof by and between Select and Concentra.

“Service Provider” means any non-employee individual who provides services supporting one or more members of the Select Group and/or the Concentra Group, whether as a consultant, independent contractor or other similar role (other than as an employee), excluding any non-employee member of the board of directors of Select or Concentra.

“Tax” shall have the meaning set forth in the TMA.

“Welfare Plan” means any Benefit Plan that provides life insurance, health care, dental care, accidental death and dismemberment insurance, disability benefits or other group welfare or fringe benefits.

Section 1.02.            Glossary of Defined Terms. The following terms shall have the meanings set forth in the Sections set forth below:

Definition	Section
401(k) Plan Transfer Date	4.02
Concentra 401(k) Plan	4.01
Concentra Equity Plan	5.01
Concentra Welfare Plan	3.01(a)
Concentra Workers Compensation Plan	3.02(a)
Covered Employees	6.05
Employment Records	2.11
Misallocated Employee	2.01(b)
To-Concentra Employee	2.01
To-Select Employee	2.01

ARTICLE II.

General

Section 2.01.            Employee Transfers and Misallocations.

(a)            In the event that, following the date of this Agreement but prior to the Distribution Date, Select determines, in its sole discretion, that (i) an employee of the Select Group is primarily providing services to the Concentra Business or is otherwise essential to the operation of the Concentra Business following the Initial Public Offering (a “To-Concentra Employee”) or (ii) an employee of the Concentra Group is primarily providing services to the Select Business or is otherwise essential to the operation of the Select Business following the Initial Public Offering (a “To-Select Employee”), then the Parties shall use commercially reasonable efforts to transfer the employment of each To-Concentra Employee to a member of the Concentra Group and transfer the employment of each To-Select Employee to a member of the Select Group, in each case, on or prior to the Distribution Date. Concentra will assume and honor, or will cause a member of the Concentra Group to assume and honor, any Individual Agreement to which any To-Concentra Employee is party with any member of the Select Group, and Select will assume and honor, or will cause a member of the Select Group to assume and honor, any Individual Agreement to which any To-Select Employee is party with any member of the Concentra Group.

(b)            In the event that a To-Concentra Employee or a To-Select Employee does not become a Concentra Employee or a Select Employee (each, a “Misallocated Employee”), as applicable, including as a result of such individual rejecting an offer of employment or objecting to an automatic transfer of employment, then the Select Group and the Concentra Group will reasonably cooperate to make the services of such Misallocated Employee available to the Concentra Group or the Select Group, as applicable, until such services are no longer required from such Misallocated Employee (including as a result of the Concentra Group or the Select Group, as applicable, assigning such services to another individual), as reasonably determined by the recipient of such services. Notwithstanding anything in this Agreement to the contrary, including the definitions of Select Employee Liabilities and Concentra Employee Liabilities: (i) in the case of a Misallocated Employee who is a To-Concentra Employee, provided, that the Select Group terminates the employment of such Misallocated Employee within thirty (30) days after the date such individual ceases providing services to the Concentra Group (or such later date as is required by applicable Law or any legally binding agreement or contract), all reasonably incurred Liabilities relating to the employment of such Misallocated Employee from and after the Separation Date, including Liabilities in connection with the termination of employment of such Misallocated Employee, shall be Concentra Employee Liabilities; and (ii) in the case of a Misallocated Employee who is a To-Select Employee, provided, that the Concentra Group terminates the employment of such Misallocated Employee within thirty (30) days after the date such individual ceases providing services to the Select Group (or such later date as is required by applicable Law or any legally binding agreement or contract), all reasonably incurred Liabilities relating to the employment of such Misallocated Employee from and after the Separation Date, including Liabilities in connection with the termination of employment of such Misallocated Employee, shall be Select Employee Liabilities.

Section 2.02.            Employees Returning From Leave. In the event that any Concentra Employee on Leave returns from his or her leave of absence and such Concentra Employee on Leave is entitled to, or claims to be entitled to, recommence employment with a member of the Select Group, then a member of the Concentra Group shall make an offer of employment to such individual as soon as practicable, but in no event later than ten (10) days, following such individual’s eligibility to return to active service. Offers of employment described in this Section 2.02 shall be on substantially similar terms and conditions, including in respect of compensation and benefits, as those provided to Concentra Employees who are employed in similar positions. To the extent that the Concentra Group is required to employ or make offers of employment to any such Concentra Employee on Leave who returns from leave under this Section 2.02 or applicable Law, such employee shall be considered a Concentra Employee for purposes of this Agreement upon his or her return to active service.

Section 2.03.            General Allocation of Employee Liabilities. Except as otherwise expressly provided in this Agreement, effective as of the Separation Date, (a) a member of the Concentra Group shall assume or retain, and the members of the Concentra Group hereby agree to perform, fulfill, pay and discharge in accordance with their respective terms, the Concentra Employee Liabilities, and (b) a member of the Select Group shall assume or retain, and the members of the Select Group hereby agree to perform, fulfill, pay and discharge in accordance with their respective terms, the Select Employee Liabilities. For the avoidance of doubt, no Party shall be required to reimburse the other Party for Liabilities to the extent that such Liabilities have been satisfied prior to the Separation Date.

Section 2.04.            Employment Law Obligations. On and after the Separation Date, (a) the members of the Concentra Group shall be responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related laws and requirements relating to the employment of the Concentra Employees and (b) the members of the Select Group shall remain responsible for adopting and maintaining any policies or practices, and for all other actions and inactions, necessary to comply with employment-related laws and requirements relating to the employment of the Select Employees.

Section 2.05.            General Treatment of Employee Benefits. The Parties acknowledge and agree that, except as otherwise provided in this Agreement (including Section 2.06), the Separation Agreement or any Ancillary Agreement or as required by the terms of any Select Benefit Plan or by applicable Law, the Select Group shall take all actions necessary or appropriate so that active participation in Select Benefit Plans by all Concentra Employees shall be terminated effective as of no later than immediately prior to the Separation Date and each member of the Concentra Group shall cease to be a participating employer under the terms of such Select Benefit Plans as of such time. For the avoidance of doubt, the Concentra Group maintains relationships with certain medical professionals who are employed by certain managed affiliated professional medical groups, and such medical professionals participate in the employee benefit plans sponsored or maintained by such managed affiliated professional medical groups, and not the Select Benefit Plans.

Section 2.06.            Transition Services. Notwithstanding anything in this Agreement to the contrary regarding any obligation of the members of the Concentra Group to have established any Concentra Benefit Plans as of the Separation Date and for Concentra Employees (and their eligible dependents and beneficiaries) to have generally ceased participation in Select Benefit Plans as of the Separation Date, the Parties have agreed pursuant to the TSA to allow for the later establishment of certain Concentra Benefit Plans and permit the continued participation of Concentra Employees (and their eligible dependents and beneficiaries) in the corresponding Select Benefit Plans for a limited period of time through December 31, 2024, subject to the terms and conditions of the TSA and as described on Exhibit A hereto.

Section 2.07.            Non-Termination of Employment or Benefits. Except as otherwise required by applicable Law or an Individual Agreement, none of this Agreement, the Separation Agreement or any Ancillary Agreement shall be construed to create any right or accelerate any entitlement to any compensation or benefit on the part of any Select Employee, Concentra Employee or Former Employee. Without limiting the generality of the foregoing, except as otherwise required by applicable Law or an Individual Agreement, none of the Initial Public Offering, the Distribution or the transfers of employment contemplated by Section 2.01 shall cause any individual to be deemed to have incurred a termination of employment or to have created any entitlement to any severance payments or benefits or the commencement of any other benefits under any Select Benefit Plan or any Concentra Benefit Plan. Neither the Initial Public Offering nor the Distribution shall constitute a “change in control” (or term of similar meaning) for purposes of any Select Benefit Plan or any Concentra Benefit Plan.

Section 2.08.            Power to Amend. Subject to the Parties’ compliance with the remaining terms of this Agreement, nothing in this Agreement shall prevent any member of the Concentra Group or any member of the Select Group from amending, merging, modifying, terminating, eliminating, reducing or otherwise altering in any respect any Concentra Benefit Plan or Select Benefit Plan, any benefit under any Concentra Benefit Plan or Select Benefit Plan or any trust, insurance policy or funding vehicle related to any Concentra Benefit Plan or Select Benefit Plan, as applicable.

Section 2.09.            No Right to Continued Employment. Nothing contained in this Agreement shall confer any right to continued employment on any Select Employee or Concentra Employee or change the employment status of any employee from “at will,” to the extent such employee is an “at will” employee under applicable Law. Except as otherwise expressly provided in this Agreement, this Agreement shall not limit the ability of any member of the Concentra Group or any member of the Select Group to change the position, compensation or benefits of any of its employees for performance-related, business or any other reasons or require any such entity to continue the employment of any such employee for any period of time; provided, however, that in the event of any such termination of employment or modification of the terms and conditions of employment, any associated Liabilities shall be Concentra Employee Liabilities or Select Employee Liabilities, as applicable.

Section 2.10.            Service Providers. Except as otherwise expressly provided in this Agreement, the provisions of this Agreement shall not apply to any Service Providers, and all actual or potential Liabilities relating to Service Providers, including (a) Liabilities relating to the misclassification of any individual as a Service Provider and not as an employee, (b) Liabilities for Taxes (including Employment Taxes), (c) accounts payable owed to any Service Provider and (d) any claims made by any Service Provider with respect to benefits under any Benefit Plan, shall be allocated among the members of the Concentra Group and the members of the Select Group in accordance with the cost center to which such Service Provider’s services are or were charged and/or the method of allocating the costs and expenses of such services as in effect as of the date such Liabilities are incurred (or as of the date of the termination of such Service Provider’s services, if earlier).

Section 2.11.            Personnel Records. Transmission, access to, storage, retention and the use of any information and records regarding the employment and personnel matters of the Select Employees, Concentra Employees and Former Employees (including benefits eligibility, training history, performance reviews, disciplinary actions, job experience and history and compensation history) (collectively, “Employment Records”) shall be governed by Article VII of the Separation Agreement, except as otherwise explicitly provided herein. The Select Group shall, subject to applicable Law, collect and transfer to the Concentra Group all Employment Records primarily relating to the Concentra Employees; provided that, (a) the collection and transfer of any Employment Records shall be subject to the DTSA for all transfer of Data (as such terms are defined in the IPA) in the Employment Records; and (b) the Select Group shall not be required to collect and transfer any Employment Records where it determines, in its reasonable discretion, that it is not practical to do so, such as in the case of intermingled hard-copy records. Following the Separation Date, the Concentra Group may reasonably request the collection and transfer of any additional Employment Records primarily related to the Concentra Employees, and the Select Group shall use commercially reasonable efforts to fulfill any such request, taking into consideration applicable Law and the effort involved in collecting and transferring such Employment Records, including in separating any intermingled Employment Records. The Select Group shall be permitted to retain copies of all Employment Records transferred to the Concentra Group, except where prohibited by applicable Law. The Concentra Group shall indemnify and hold harmless the Select Group from and against any and all Liabilities that arise from the Concentra Group’s possession or use of any transferred Employment Records.

ARTICLE III.

Welfare Plans; Workers Compensation

Section 3.01.            Welfare Plans.

(a)            The Parties agree and acknowledge that, except as otherwise provided in Section 2.06 or any Ancillary Agreement, as of no later than January 1, 2025, one or more members of the Concentra Group shall establish or cause to be established Welfare Plans for the benefit of the Concentra Employees (and their eligible dependents and beneficiaries), including any former Concentra Employees (and their eligible dependents and beneficiaries), on comparable terms and conditions as in effect under the corresponding Select Welfare Plan immediately prior to the Separation Date (each such plan, a “Concentra Welfare Plan”).

(b)            Participation in Concentra Welfare Plans. The Parties agree and acknowledge that, as provided in Section 2.06 or any Ancillary Agreement, the Concentra Employees shall cease to be eligible for coverage under the Select Welfare Plans as of January 1, 2025 and will have become eligible to participate in the Concentra Welfare Plans on an uninterrupted basis, subject to the terms of such plans and such other terms as to which the Parties may agree. As more fully set forth in the attached Exhibit A, the Concentra Group shall cause the Concentra Welfare Plans to (i) waive all limitations as to preexisting conditions, exclusions, service conditions and waiting period limitations and any evidence of insurability requirements applicable to any Concentra Employees (and their eligible dependents and beneficiaries), other than such limitations, exclusions, conditions and requirements that were in effect with respect to such Concentra Employees as of immediately prior to the date the applicable Concentra Employee commenced participation in the Concentra Welfare Plans, in each case under the applicable Select Welfare Plan, and (ii) honor any deductibles, out-of-pocket maximums and co-payments incurred by the Concentra Employees under the applicable Select Welfare Plan in satisfying the applicable deductibles, out-of-pocket maximums or co-payments under such Concentra Welfare Plans for the plan year in which the applicable Concentra Employee commenced participation in the Concentra Welfare Plans; provided, that there shall be no duplication of benefits for Concentra Employees under such Concentra Welfare Plans.

(c)            No Transfer of Assets Pertaining to Welfare Plans. Nothing in this Agreement shall require any member of the Select Group or any Select Welfare Plan to transfer Assets or reserves with respect to the Select Welfare Plans to any member of the Concentra Group or any Concentra Welfare Plan.

(d)            COBRA and HIPAA. Select shall retain responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to Former Employees who, prior to the Separation Date, were covered under a Select Welfare Plan pursuant to COBRA. Select shall be responsible for administering compliance with any certificate of creditable coverage requirements of HIPAA or Medicare applicable to the Select Welfare Plans with respect to such Former Employees. The Parties agree that none of the Separation, the Distribution or any transfers of employment that occur in connection with and on or prior to the Distribution shall constitute a COBRA qualifying event for purposes of COBRA; provided, that, in all events, Concentra shall assume, or shall have caused the Concentra Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to Concentra Employees who, on or after the Separation Date incur a qualifying event for purposes of COBRA.

(e)            Third Party Vendors. Except as otherwise provided in any Ancillary Agreement, to the extent any Select Welfare Plan is administered by a third-party vendor, Select and Concentra will cooperate and use their reasonable commercial efforts to “clone” or negotiate a more favorable contract with a third-party vendor for Concentra and Select to maintain any pricing discounts or other preferential terms for both Select and Concentra. Neither party shall be liable for failure to obtain such pricing discounts or other preferential terms for Concentra. Each party shall be responsible for any additional premiums, charges or administrative fees that such party may incur pursuant to this Section 3.01(f).

Section 3.02.            Workers Compensation Claims. One or more members of the Concentra Group currently has in place, and shall continue to maintain, a workers compensation plan (each, a “Concentra Workers Compensation Plan”) for the benefit of Concentra Employees. Without limiting the generality of Section 6.02 of the Separation Agreement, to the extent that the Select Group is required to pay any amounts or incurs any costs in connection with a workers compensation claim that is a Concentra Employee Liability, then the Concentra Group shall, promptly following the Select Group providing a reasonably detailed written statement of such amounts and costs, reimburse the Select Group for such amounts and costs.

ARTICLE IV.

Defined Contribution Plans

Section 4.01.            Establishment of Concentra 401(k) Plan. The Parties acknowledge and agree that, except as otherwise provided in Section 2.06 or any Ancillary Agreement, as of no later than January 1, 2026, one or more members of the Concentra Group shall establish or cause to be established a defined contribution plan and related trust that are comparable in all material respects to the Select 401(k) Plan for the benefit of the Concentra Employees (the “Concentra 401(k) Plan”). The members of the Concentra Group shall take all necessary and appropriate actions to establish, maintain and administer the Concentra 401(k) Plan so that it qualifies under Section 401(a) of the Code and the related trust thereunder is exempted from Federal income taxation under Section 501(a)(1) of the Code.

Section 4.02.            Transfer and Assumption of Liabilities. Subject to the transfer of Assets described in Section 4.03, the Parties acknowledge and agree that, effective as of January 1, 2025, or such later date to which the Parties have mutually agreed on Exhibit A (the “401(k) Plan Transfer Date”), members of the Concentra Group and the Concentra 401(k) Plan shall assume and become solely responsible for all Liabilities under the corresponding Select 401(k) Plan for or relating to Concentra Employees. Except as otherwise provided in Section 2.06 or any Ancillary Agreement, from and after the Separation Date, the members of the Concentra Group are responsible for all ongoing rights of or relating to Concentra Employees for future participation (including the right to make contributions through payroll deductions) in the Concentra 401(k) Plan. Concentra shall take all necessary action, if any, to qualify the Concentra 401(k) Plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate Governmental Authority required to be made by it in connection with the transfer of Assets described in Section 4.03. The Parties acknowledge and agree and shall have taken all actions necessary such that the unvested portion of any employer matching contributions with respect to Select 401(k) Plan accounts of Concentra Employees shall continue to vest under the same terms and conditions as applicable to such employer matching contributions under the Select 401(k) Plan as applicable immediately prior to the 401(k) Plan Transfer Date.

Section 4.03.            Trust to Trust Transfer of Assets. Except as otherwise provided in Section 2.06 or any Ancillary Agreement, as soon as practical following the Distribution, members of the Select Group shall cause the account balances (including outstanding loan balances, and unvested employer matching contributions, in each case, if any) in the Select 401(k) Plan (or its related trust) attributable to Concentra Employees to be transferred in cash and in-kind (including participant loans) to the Concentra 401(k) Plan (or its related trust), and members of the Concentra Group shall cause the Concentra 401(k) Plan (or its related trust) to accept such transfer of account balances (including participant loans). Such transfers shall be conducted in accordance with applicable Law (including, to the extent applicable, Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, Section 208 of ERISA). Without limiting the generality of the foregoing, the fiduciaries of the Concentra 401(k) Plan and the Select 401(k) Plan shall cooperate in good faith to effect the transfers contemplated by this Section 4.03 in an efficient and effective manner and in the best interests of participants and beneficiaries, including determining whether and to what extent any investments held under the Select 401(k) Plan (other than participant loans) shall be transferred in-kind or, liquidated prior to the date of such transfer in order to enable the value of such investments to be transferred to the Concentra 401(k) Plan in cash or cash equivalents.

Section 4.04.            Limitation of Liability. For the avoidance of doubt, members of the Select Group shall have no responsibility for any failure of any member of the Concentra Group to properly administer the Concentra 401(k) Plan in accordance with its terms and applicable Law, including any failure to properly administer the accounts of Concentra Employees and their respective beneficiaries.

ARTICLE V.

Equity-Based Incentive Compensation Awards

Section 5.01.            Establishment of Concentra Equity Plan. Prior to the Separation, Concentra shall establish an equity compensation plan for the benefit of eligible Concentra Employees that is substantially similar to the Select Equity Plan (the “Concentra Equity Plan”). Prior to the Separation, Select as the sole stockholder of Concentra, shall approve the Concentra Equity Plan. The Parties acknowledge and agree that no grants shall be made under the Concentra Equity Plan prior to the Distribution Date.

Section 5.02.            Treatment of Outstanding Select Restricted Stock Awards.

(a)            Any unvested Select Restricted Stock Awards that are outstanding immediately prior to the Distribution Date and held by Concentra Employees shall become free of any restrictions and such Restricted Stock Awards shall vest in full upon the Distribution, subject to such holder’s continued employment through the Distribution Date.

(b)            Any unvested Select Restricted Stock Awards that are outstanding immediately prior to the Distribution Date and held by Select Employees shall receive the in-kind dividend of Concentra Common Stock on the Distribution Date free and clear of any restrictions applicable to the underlying Select Restricted Stock Award, pursuant to the Select Equity Plan; provided however that, Concentra shall permit such Select Employees to elect to surrender to Concentra the number of shares of Concentra Common Stock having value in an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind that would be incurred by such Select Employees as a result of the in-kind dividend of Concentra Common Stock, and thereafter, Concentra shall promptly remit the value of such surrendered Concentra Common Stock to Select. Notwithstanding the foregoing, any in-kind dividend of Concentra Common Stock on the Distribution Date in connection with any unvested Select Restricted Stock Awards issued on April 30, 2024 (the “April Awards”) that are outstanding immediately prior to the Distribution Date shall be subject to a one year vesting period commencing on the Distribution Date.

Section 5.03.            Compliance with Applicable Law. The Parties shall take all actions necessary or appropriate so that the Selected Restricted Stock Awards granted under the Select Equity Plan and outstanding as of immediately prior to the Separation shall be treated as set forth in this Article V.

ARTICLE VI.

Certain Other Arrangements

Section 6.01.            Restrictive Covenants in Individual Agreements. To the fullest extent permitted by the agreements described in this Section 6.01 and applicable Law, Select shall assign, or cause an applicable member of the Select Group to assign (including through notification to employees, as applicable), to Concentra or a member of the Concentra Group, as designated by Concentra, all agreements containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) between a member of the Select Group and a Concentra Employee, with such assignment to be effective as of the Separation Date. Notwithstanding any such assignment, the restrictive covenant obligations noted above shall continue in effect with respect to Concentra Employees’ ongoing obligations to maintain and not use or disclose, without prior written authorization from Select, any confidential Information of Select, except in the good faith performance of such Concentra Employees’ duty to Concentra or a member of the Concentra Group. To the extent that assignment of such agreements is not permitted, effective as of the Separation Date each member of the Concentra Group shall be considered to be a successor to each member of the Select Group for purposes of, and a third-party beneficiary with respect to, all agreements containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) between a member of the Select Group and a Concentra Employee, such that each member of the Select Group shall enjoy all the rights and benefits under such agreements (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Concentra Group; provided, however, that in no event shall Select be permitted to enforce such restrictive covenant agreements against Concentra Employees for action taken in their capacity as employees of a member of the Concentra Group.

Section 6.02.            Severance. The Separation and the assignment, transfer or continuation of the employment of employees in connection therewith, whether as of or before the Separation Date, shall not be deemed a severance of employment of any employee for purposes of any plan, policy, practice or arrangement of any member of the Select Group or the Concentra Group.

Section 6.03.            Accrued Paid Time Off. Concentra shall credit each Concentra Employee and each To-Concentra Employee with the amount of any accrued but unused vacation time, sick time and other time-off benefits as such Concentra Employee or To-Concentra Employee had with the Select Group as of the Separation Date.

Section 6.04.            Non-Solicitation / No-Hire. From the Separation Date until the twenty-four (24)-month anniversary of the Distribution Date, Select and Concentra shall not, and each shall cause, in the case of Select, each member of the Select Group and, in the case of Concentra, each member of the Concentra Group, not to, solicit, hire, or in any other capacity recruit, offer employment, employ or engage as a consultant or independent representative, in the case of Concentra, any Select Employee, and, in the case of Select, any Concentra Employee (such individuals described in the foregoing, “Covered Employees”); provided that, the foregoing shall not restrict (a) Select, Concentra or their respective Affiliates from making general solicitations of employment in the ordinary course of business that are not specifically directed to any Covered Employee or (b) Select, Concentra or their respective Affiliates from employing, hiring, engaging, recruiting or soliciting any Covered Employee whose service with Select, Concentra or any of its Affiliates, as the case may be, has been terminated.

ARTICLE VII.

Cooperation; Payroll Services; Liabilities/Assets and Actions; Access to Information; Confidentiality; Tax Deductions

Section 7.01.            Cooperation. Each member of the Select Group and Concentra Group shall use reasonable commercial efforts to share, retain and maintain data and Employment Records that are necessary or appropriate to further the purposes of this Section 7.01 and for each other to administer their respective Benefit Plans to the extent consistent with this Agreement and applicable Law. Except as otherwise provided in this Agreement or as provided under the TSA, neither Select nor Concentra shall charge the other any fee for such cooperation. The Parties agree to cooperate as long as is reasonably necessary to further the purposes of this Section 7.01.

Section 7.02.            Payroll and Related Taxes. With respect to the portion of the Tax year occurring prior to the day immediately following the Separation Date, Select will (i) be responsible for all payroll obligations, Tax withholding and reporting obligations and (ii) furnish a Form W-2 or similar earnings statement to all Concentra Employees and former Concentra Employees for such period. Except as otherwise expressly provided in this Agreement, with respect to the remaining portion of such tax year, Concentra or applicable member of the Concentra Group will (A) be responsible for all payroll obligations, Tax withholding (including the employer portion of any payroll, social security, unemployment or similar Taxes relating to the payments described in this Agreement), and reporting obligations regarding Concentra Employees and (B) furnish a Form W-2 or similar earnings statement to all Concentra Employees. With respect to each Concentra Employee, Select and Concentra shall, and shall cause their respective Affiliates to (to the extent permitted by applicable Law and practicable) (1) treat Concentra (or the applicable member of the Concentra Group) as a “successor employer” and Select (or the applicable member of the Select Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of Taxes imposed under the United States Federal Insurance Contributions Act, as amended (FICA), or the United States Federal Unemployment Tax Act, as amended (FUTA), and (2) cooperate with each other to avoid, to the extent possible, the restart of FICA and FUTA upon or following the Separation Date with respect to each such Concentra Employee for the tax year during which the Separation Date occurs.

Section 7.03.            Liabilities/Assets and Actions. Any Liabilities to be assumed or retained by the Concentra Group or the Select Group pursuant to this Agreement shall be, respectively, Concentra Liabilities and Select Liabilities, in each case, as defined in, and for purposes of, the Separation Agreement. Any Assets to be transferred to or retained by the Concentra Group or the Select Group pursuant to this Agreement shall be, respectively, Concentra Assets and Select Assets, in each case, as defined in, and for purposes of, the Separation Agreement. Any Actions relating to Benefit Plans, Select Employees, Concentra Employees or Former Employees shall be governed by Section 6.12 of the Separation Agreement.

Section 7.04.            Access to Information; Confidentiality. Article VII of the Separation Agreement is hereby incorporated into this Agreement mutatis mutandis.

ARTICLE VIII.

Miscellaneous

Section 8.01.            Counterparts; Corporate Power. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

Section 8.02.            Entire Agreement. This Agreement and the Separation Agreement (including the other Ancillary Agreements) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, by and between the Parties with respect to the subject matter hereof and thereof. Irrespective of anything else contained herein, the Parties do not intend for this Agreement constitute the establishment or adoption of, or amendment to, any Benefit Plan, and no person participating in any such Benefit Plan shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such Benefit Plan or otherwise.

Section 8.03.            Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Sections 11.02(b) – (f) of the Separation Agreement are hereby incorporated into this Agreement, mutatis mutandis.

Section 8.04.            Assignability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of applicable Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 8.04 shall be null and void.

Section 8.05.            Third-Party Beneficiaries. The Parties acknowledge and agree that all provisions contained in this Agreement with respect to Select Employees and Concentra Employees are included for the sole benefit of the respective Parties and shall not create any right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof, in any Benefit Plan, or (ii) to continued employment with the Concentra Group or the Select Group. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Benefit Plan or shall prohibit the Select Group or the Concentra Group from amending or terminating any Benefit Plan.

Section 8.06.            Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when delivered or mailed in accordance with the terms of Section 11.05 of the Separation Agreement.

Section 8.07.            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Separation be consummated as originally contemplated to the fullest extent possible.

Section 8.08.            Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.09.            Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement shall survive the Separation, Initial Public Offering and the Distribution, as applicable, and shall remain in full force and effect.

Section 8.10.            Specific Performance. Subject to Section 11.12 of the Separation Agreement and notwithstanding the procedures set forth in Article IX of the Separation Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 8.11.            Section 409A. Select and Concentra shall cooperate in good faith so that the transactions contemplated by this Agreement and the Separation Agreement will not result in adverse Tax consequences under Section 409A of the Code to any Concentra Employee, former Concentra Employee, Select Employee, former Select Employee or Service Provider in respect of their respective benefits under any Benefit Plan. In the event the Parties determine that the actions described in this Agreement may result in any Concentra Employee, former Concentra Employee, Select Employee, former Select Employee or Service Provider becoming subject to additional Taxes pursuant to Section 409A of the Code, the Parties agree to cooperate in good faith to modify the procedures described in this Agreement to prevent such Concentra Employee, former Concentra Employee, Select Employee, former Select Employee or Service Provider from becoming subject to such additional Tax.

Section 8.12.            Termination. This Agreement may be terminated by Select at any time, in its sole discretion, prior to the Separation; provided that this Agreement shall automatically terminate upon the termination of the Separation Agreement in accordance with its terms. In the event of any termination of this Agreement in accordance with this Section 8.12, neither of the Parties (or any of their directors or officers) shall have any Liability or further obligation to any other Party under this Agreement.

Section 8.13.            Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by an authorized representative of each Party.

Section 8.14.            Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article or Section references are to the articles and sections of or to this Agreement unless otherwise specified. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall be construed to refer to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications as set forth herein). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The words “will” and “shall” shall be interpreted to have the same meaning.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Select Medical Corporation

By:	/s/ Michael E. Tarvin
Name: Michael E. Tarvin
Title: Senior Executive Vice President, General Counsel & Secretary

Concentra Group Holdings Parent, Inc.

By:	/s/ Michael E. Tarvin
Name: Michael E. Tarvin
Title: Executive Vice President and Secretary